Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376

UBS AG
$5,500,000
Autocallable Index-Linked Medium-Term Notes Linked to the Least Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 25, 2027

The notes do not bear interest. The notes will mature on the stated maturity date (February 25, 2027) unless they are automatically called on any quarterly call observation date commencing on March 3, 2025. Your notes will be automatically called on any call observation date if the closing level of each of the S&P 500® Index and the EURO STOXX 50® Index on such date is greater than or equal to its initial underlier level (5,088.80 with respect to the S&P 500® Index and 4,872.57 with respect to the EURO STOXX 50® Index), resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. The call observation dates, call payment dates and applicable call premium amount for each call payment date are specified under “Key Terms” beginning on page 3 of this pricing supplement.

The amount that you will be paid on your notes at maturity, if they have not been automatically called, is based on the performance of the least performing underlier (the underlier with the lowest underlier return). The underlier return for each underlier is the percentage increase or decrease in its final underlier level (the closing level of such underlier on the determination date, February 23, 2027) from its initial underlier level.

On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the final underlier level of each underlier is greater than or equal to 90.00% of its initial underlier level, $1,336.60 for each $1,000 face amount of your notes.

●if the final underlier level of any underlier is less than 90.00% of its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (1) $1,000 times (2) the least performing underlier return. Specifically, you will lose 1% of the face amount of your notes for every 1% that the final underlier level of the least performing underlier is less than its initial underlier level. You could lose your entire investment in the notes.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 12 herein. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is $967.00 per $1,000 face amount. The estimated initial value of the notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 16 herein.

Original issue date:	March 1, 2024	Original issue price:	100.00% of the face amount
Underwriting discount*:	3.00% of the face amount	Net proceeds to the issuer*:	97.00% of the face amount

* For additional information, see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated February 23, 2024

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:
●	Underlier-Linked Notes product supplement dated May 31, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011974/ubs2000004209_424b2-06127.htm
●	Index Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm
●	Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “notes” refer to the Autocallable Index-Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated May 31, 2022, references to the “accompanying index supplement” mean the UBS index supplement dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” herein and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors concerning an investment in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You understand and accept that an investment in the notes is linked to the performance of the least performing underlier and not a basket of the underliers, and that you will be exposed to the individual market risk of each underlier

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that, if the notes are not automatically called, may have the same downside market risk of a hypothetical investment in the least performing underlier.

♦You are willing to invest in the notes based on the call threshold levels and trigger levels specified under “Key Terms” below.

♦You believe the closing level of each underlier will be greater than or equal to its call threshold level on one of the call observation dates or greater than or equal to its trigger level on the determination date, and you believe that the level of the least performing underlier will appreciate over the term of the notes by a percentage that is less than the applicable call premium amount or maturity date premium amount.

♦You understand and accept that your return on the notes is limited by the applicable call premium amount and maturity date premium amount.

♦You are willing to invest in the notes based on the call premium amounts and the maturity date premium amount set forth herein.

♦You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the levels of the underliers or the prices of the stocks comprising each underlier (the “underlier stocks”).

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlier stocks.

♦You are willing to hold the notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the notes.

♦You are willing to accept the risks associated with exposure to companies in the U.S. and Eurozone.

♦You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to guarantee a full return of principal at maturity.

♦You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the least performing underlier and not a basket of the underliers, and that you will be exposed to the individual market risk of each underlier

♦You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that if the notes are not automatically called, may have the same downside market risk of a hypothetical investment in the least performing underlier.

♦You are not willing to invest in the notes based on the call threshold levels or trigger levels specified under “Key Terms” below.

♦You believe that the level of at least one underlier will decline during the term of the notes, is likely to be less than its call threshold level on each call observation date and its final underlier level is likely to be less than its trigger level, or you believe the level of each underlier will appreciate over the term of the notes by a percentage that is greater than the applicable call premium amount or maturity date premium amount.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the notes based on the call premium amounts and the maturity date premium set forth herein.

♦You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the levels of the underliers or the prices of the underlier stocks.

♦You seek current income from this investment or prefer to receive the dividends paid on the underlier stocks.

♦You are unable or unwilling to invest in notes that may be subject to an automatic call or are unable or unwilling to hold the notes to maturity, a term of approximately 36 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to accept the risks associated with exposure to companies in the U.S. and Eurozone.

♦You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific to Your Notes” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

KEY TERMS

Issuer: UBS AG London Branch

Underliers (each, an Underlier): the S&P 500® Index (Bloomberg symbol, “SPX” <Index>), as maintained by S&P Dow Jones Indices LLC (“S&P” or its “underlier sponsor”) and the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index” <Index>), as maintained by STOXX Limited (“STOXX” or its “underlier sponsor”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

●type of notes: notes linked to a basket of underliers only for purposes of the sections entitled “General Terms of the Notes — Determination Date” and “—Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying product supplement. For the avoidance of doubt, this note is not linked to a basket of the underliers.

●averaging dates: not applicable

●cap level: not applicable

●buffer level: not applicable

●upside participation rate: not applicable

●interest: not applicable

Face amount: Each note will have a face amount of $1,000; $5,500,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you on the applicable call payment date or at the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the applicable call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific To Your Notes — Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the underliers, as described under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that upon the taxable disposition of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The U.S. Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

Additionally, we will not attempt to ascertain whether any issuers of the underlier stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. U.S. Department of the Treasury (the “Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the notes are not “delta-one” with respect to the underliers or any U.S. underlier stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underliers, underlier stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the underliers, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the underliers, underlier stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) generally apply to certain “withholdable payments” and will generally not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. We will not pay additional amounts with respect to such withholding taxes discussed above. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Subject to the paragraph above, you should read the discussion under “Material U.S. Federal Income Tax Consequences — Foreign Account Tax Compliance Act” in the accompanying product supplement and consult your tax advisor concerning the potential application of FATCA.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Material U.S. Federal Income Tax Consequences”.

Automatic call feature: If a redemption event occurs on any call observation date, then the notes will be automatically redeemed in whole and we will pay an amount in cash on the following call payment date, for each $1,000 face amount of the notes, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “Call observation dates” below. Following an automatic call, no further payments will be made on the notes.

Redemption event: A redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its call threshold level.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●if the final underlier level of each underlier is greater than or equal to its trigger level, the sum of (i) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount;

●if the final underlier level of any underlier is less than its trigger level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the least performing underlier return.

Initial underlier level: 5,088.80 with respect to the S&P 500® Index and 4,872.57 with respect to the EURO STOXX 50® Index

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Underlier return: with respect to an underlier, the quotient of (1) its final underlier level minus its initial underlier level divided by (2) its initial underlier level, expressed as a percentage

Least performing underlier return: the underlier return of the least performing underlier

Least performing underlier: the underlier with the lowest underlier return

Call threshold level: for each underlier, a level that is equal to its initial underlier level

Trigger level: for each underlier, a level that is equal to 90.00% of its initial underlier level

Call premium amount: with respect to any call payment date, the applicable call premium amount specified in the table set forth under “Call observation dates” below

Maturity date premium amount:  33.660%

Call observation dates: the dates specified as such in the table below, subject to adjustment as described under “General Terms of the Notes — Determination Date” and “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying product supplement, provided that with respect to adjustments occurring on any call observation date, references therein to “stated maturity date” and “determination date” shall instead refer to “call payment date” and “call observation date” respectively.

Call Observation Dates	Call Payment Dates	Call Premium Amount
March 3, 2025	March 5, 2025	11.220%
May 23, 2025	May 28, 2025	14.025%
August 25, 2025	August 27, 2025	16.830%
November 24, 2025	November 26, 2025	19.635%
February 23, 2026	February 25, 2026	22.440%
May 26, 2026	May 28, 2026	25.245%
August 24, 2026	August 26, 2026	28.050%
November 23, 2026	November 25, 2026	30.855%

Call payment date: the dates specified as such in the table set forth under “Call observation dates” above, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided that with respect to adjustments occurring on any call payment date, references therein to “stated maturity date” and “determination date” shall instead refer to “call payment date” and “call observation date” respectively; provided, however, that if any call observation date is postponed as provided under “Call observation date” above, the call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date.

Trade date: February 23, 2024

Original issue date (settlement date): March 1, 2024

Determination date: February 23, 2027, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement.

Stated maturity date: February 25, 2027, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Additional Market Disruption Event: With respect to the EURO STOXX 50® Index, and notwithstanding any provision to the contrary in the accompanying product supplement, if the underlier is calculated and published by its underlier sponsor, a market disruption event may occur if (a) underlier stocks constituting 20% or more, by weight, of such underlier, or (b) any option or futures contracts, if available, relating to (i) such underlier or (ii) underlier stocks constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent, including when one or more applicable markets are closed for trading under ordinary circumstances.

No interest: The offered notes do not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: with respect to an underlier, as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: (i) with respect to the S&P 500® Index, as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement and (ii) with respect to the EURO STOXX 50® Index, a day on which such underlier is calculated and published by its underlier sponsor.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate face amount of the notes specified on the front cover of this pricing supplement. UBS Securities LLC initially offered the notes to certain unaffiliated securities dealers at the original issue price set forth on the cover page of this document less a concession of 3.00% of the face amount. We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on March 1, 2024, which is the fifth business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T + 2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90279W6F6

ISIN no.: US90279W6F60

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical closing levels and final underlier levels of the underliers on a call observation date and on the determination date, respectively, could have on the amount payable upon an automatic call or the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of levels of the underliers that are entirely hypothetical; no one can predict what the closing level of any underlier level will be on any day throughout the term of your notes, and no one can predict what the closing level of any underlier will be on any call observation date or what the final underlier level of the least performing underlier will be on the determination date. The underliers have been volatile in the past — meaning that the levels of the underliers have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date upon an automatic call or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underliers and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to our pricing models) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations — The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value” herein. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Call threshold level	for each underlier, a level that is equal to its initial underlier level
Call premium amount	the applicable call premium amount for each call payment date is specified elsewhere in this document
Trigger level	for each underlier, a level that is 90.00% of its initial underlier level
Maturity date premium amount	33.660%
The notes are not automatically called, unless otherwise indicated below
Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date.
No change in or affecting any of the underlier stocks or the method by which the applicable underlier sponsor calculates any underlier.
Notes are purchased on original issue date at the face amount and held to the stated maturity date or until automatically called on a call payment date.

For these reasons, the actual performance of the underliers over the term of your notes, as well as the amount payable upon an automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere herein. For information about the historical levels of the underliers during recent periods, see “The Underliers” herein.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Payment on the Call Payment Date

The examples below show hypothetical payments that we would pay on a call payment date with respect to each $1,000.00 face amount of the notes if the closing level of each underlier is greater than or equal to its call threshold level on the applicable call observation date. While there are eight potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment dates.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of each underlier is greater than or equal to its call threshold level), the amount that we would pay for each $1,000.00 face amount of your notes on the applicable call payment date would be the sum of $1,000.00 plus the product of the applicable call premium amount times $1,000.00. If, for example, the closing level of each underlier on the first call observation date were determined to be 115.000% of its initial underlier level, your notes would be automatically called and the amount that we would pay on your notes on the corresponding call payment date would be 111.220% of the face amount of your notes or $1,112.20 for each $1,000.00 face amount of your notes.

If the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of any underlier is less than its call threshold level, and on the second call observation date the closing level of each underlier is greater than or equal to its call threshold level), the amount that we would pay for each $1,000.00 face amount of your notes on the applicable call payment date would be the sum of $1,000.00 plus the product of the applicable call premium amount times $1,000.00. If, for example, the closing level of each underlier on the second call observation date were determined to be 130.000% of its initial underlier level, your notes would be automatically called and the amount that we would pay on your notes on the corresponding call payment date would be 114.025% of the face amount of your notes or $1,140.25 for each $1,000.00 face amount of your notes.

Hypothetical Cash Settlement Amount

If the notes are not automatically called on any call observation date (i.e., on each observation date the closing level of any underlier is less than its call threshold level), the cash settlement amount we would pay for each $1,000.00 face amount of your notes will depend on the performance of the least performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amount that you could receive at maturity. The levels in the left column of the table below represent hypothetical final underlier levels of the least performing underlier and are expressed as percentages of its initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the least performing underlier (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would pay for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the least performing underlier (expressed as a percentage of the initial underlier level) and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level of the Least Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	133.660%
140.000%	133.660%
133.660%	133.660%
130.000%	133.660%
120.000%	133.660%
110.000%	133.660%
105.000%	133.660%
100.000%	133.660%
95.000%	133.660%
90.000%	133.660%
89.999%	89.999%
80.000%	80.000%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final underlier level of the least performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the least performing underlier were determined to be 140.000% of its initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be limited to 133.660% of each $1,000.00 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, the cash settlement amount will be capped, and you would not benefit from any increase in the least performing underlier.

The amounts shown above are entirely hypothetical; they are based on levels of the underliers that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes — Risks Relating to Characteristics of the Underliers — Market Risk” and “— Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

We cannot predict the actual closing levels of the underliers or final underlier levels or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are automatically called and the actual closing levels of the underliers on the call observation dates and final underlier level, each of which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on a call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated May 27, 2022, and “Risk Factors” in the accompanying product supplement, dated May 31, 2022. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated May 27, 2022, as supplemented by the accompanying index supplement, dated May 27, 2022 and the accompanying product supplement, dated May 31, 2022, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising each underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to Return Characteristics

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. If the notes are not automatically called, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the least performing underlier as measured from its initial underlier level, which was set on the trade date to its closing level on the determination date. If the notes are not automatically called and the final underlier level of the least performing underlier is less than its trigger level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) the least performing underlier return times (b) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1% of the face amount of your notes for each 1% that the final underlier level of the least performing underlier is less than its initial underlier level.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Ability to Receive a Call Premium Amount or Maturity Date Premium Amount Applies Only on a Call Payment Date or the Stated Maturity Date

You should be willing to hold your notes to a call payment date or the stated maturity date. If you are able to sell your notes prior to a call payment date or the stated maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the applicable call premium amount or maturity date premium amount and any return on the notes may be less than such amount, even if the amount you receive is greater than the face amount. You can receive the full benefit of the applicable call premium amount or maturity date premium mount, as applicable, only if you hold your notes to a call payment date or the maturity date and the closing level of each underlier on the applicable call observation date or the determination date, as the case may be, is greater than or equal to its call threshold level or trigger level.

Additionally, if you are able to sell your notes prior to a call payment date or the stated maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlier at such time is greater than or equal to its call threshold level or trigger level, as the case may be.

Your Notes are Subject to Early Redemption

We will automatically redeem all, but not part, of your notes on the applicable call payment date if the closing level of each underlier on such call observation date is greater than or equal to its call threshold level. Therefore, the term for your notes may be as short as approximately 12 months after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Return on the Notes May Change Significantly Despite Only a Small Difference in Performance of the Least Performing Underlier

Your return on the notes may change significantly despite only a small percentage change in the least performing underlier return. For example, if the final underlier level of the least performing underlier is equal to its trigger level, you would receive a positive return on your notes that is equal to the maturity date premium amount, whereas a decline in the level of the least performing underlier to a final underlier level that is only slightly lower than its trigger level would instead result in a percentage loss of the face amount of your notes equal to the least performing underlier return. The return on an investment in the notes in these two scenarios is significantly different despite only a small relative difference in performance of the least performing underlier.

The Amount Payable on Your Notes Will be Based Solely on the Least Performing Underlier

The notes will only be subject to an automatic call if the closing level of each underlier is greater than or equal to its call threshold level on a call observation date. If the notes are not automatically called, the payment at maturity, if any, will be based on the least performing underlier without regard to the performance of the other underlier. As a result, you could lose all or a substantial portion of your initial investment if the least performing underlier return is negative, even if there is an increase in the level of the other underlier. This could be the case even if the other underlier increased by an amount greater than the decrease in the least performing underlier.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the call payment amount payable upon an automatic call or the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount Payable on Your Notes is Not Linked to the Level of the Underliers at Any Time Other Than the Applicable Call Observation Date or the Determination Date

The amount you will receive on a call payment date, if any, will be paid only if the closing level of each underlier on the immediately preceding call observation date is greater than or equal to its call threshold level. Therefore, the closing levels of the underliers on dates other than the applicable call observation date will have no effect on any amount paid in respect of your notes on such call payment date. In addition, if the notes are not automatically called, the final underlier level of each underlier will be based on the closing level of such underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes – Market Disruption Event – Consequences of a Market Disruption Event or a Non-Trading Day” and “—Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, for example, if the closing level of an underlier dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing levels of the underliers prior to such drop. Although the actual closing levels of the underliers on the call payment dates, stated maturity date or at other times during the term of the notes may be higher than the closing levels of the underliers on the call observation dates or the determination date, you will not benefit from the closing levels of the underliers at any time other than on the call observation dates or the determination date, as the case may be.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Neither the payment upon an automatic call nor the cash settlement amount will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date upon an automatic call or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date upon an automatic call or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

Risks Relating to Characteristics of the Underliers

You Are Exposed to the Market Risk of Each Underlier

Your return on the notes is not linked to a basket consisting of the underliers. Rather, it will be contingent upon the performance of each individual underlier. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlier. Poor performance by any one of the underliers over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlier. For instance, you will receive a negative return equal to the least performing underlier return if the notes are not automatically called and the final underlier level of any underlier is less than its trigger level, even if the underlier return of the other underlier is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlier.

Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to a Greater Risk of Not Receiving a Positive Return and Losing All or a Substantial Portion of the Face Amount of Your Notes at Maturity Than if the Notes Were Linked to a Single Underlier

The risk that you will not receive the call premium amount or maturity date premium amount and will lose all or a substantial portion of the face amount of your notes is greater if you invest in the notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlier. With more underliers, it is more likely that the closing level or final underlier level, as applicable, of an underlier will be less than its call threshold level or trigger level on any call observation date or the determination date, respectively, than if the notes were linked to a single underlier. In addition, the lower the correlation between a pair of underliers, the greater the likelihood that one of the underliers will decline to a closing level or final underlier level, as applicable, that is less than its call threshold level or trigger level on any call observation date or on the determination date, respectively. Although the correlation of the underliers’ performance may change over the term of the notes, the economic terms of the notes, including the call premium amounts and maturity date premium amount, trigger levels and call threshold levels are determined, in part, based on the correlation of the underliers’ performance calculated using our internal models at the time when the terms of the notes are finalized. All things being equal, a higher call premium amounts and maturity date premium amount and lower trigger levels and call threshold levels are generally associated with lower correlation of the underliers. Therefore, if the performance of a pair of underliers is not correlated to each other or is negatively correlated, the risk that you will not receive any call premium amount and that the final underlier level of any underlier will be less than its trigger level is even greater despite lower call threshold levels and trigger levels, respectively. Therefore, it is more likely that you will not receive a positive return, that the final underlier level of any underlier will be less than its trigger level and that you will lose all or a substantial portion of the face amount of your notes at maturity.

Market Risk

The return on the notes is directly linked to the performance of the underliers and indirectly linked to the value of their underlier stocks, and the extent to which the least performing underlier return is positive or negative. The level of each underlier can rise or fall sharply due to factors specific to the underlier stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose all or a substantial portion of your initial investment.

The Underliers Reflect Price Return, Not Total Return

The return on your notes is based on the performance of the underliers, which reflect the changes in the market prices of the underlier stocks. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Notes Are Subject to Non-U.S. Securities Market Risk

The EURO STOXX 50® Index is subject to risks associated with non-U.S. securities markets, specifically the region of the Eurozone. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.

Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Underlier Return For the Notes Will Not be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar, Which Might Affect the EURO STOXX 50® Index Whose Underlier Stocks Are Traded in Currencies Other Than the U.S. Dollar

Although the underlier stocks for the EURO STOXX 50® Index are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlier stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may adversely affect the level of the EURO STOXX 50® Index and, therefore, the market value of, and return on, your notes.

Changes Affecting an Underlier, Including Regulatory Changes, Could Have an Adverse Effect on the Market Value of, and Return on, the Notes

The policies of any underlier sponsor concerning the underliers, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the underlier stocks or the issuers of any underlier stocks (such as stock dividends, reorganizations or mergers) are reflected in the underliers, could adversely affect the levels of the underliers, and, therefore, the market value of, and return on, your notes. The market value of, and return on, the notes could also be affected if any underlier sponsor changes these policies, for example by changing the manner in which it calculates such underlier, or if such underlier sponsor discontinues or suspends calculation or publication of the underlier, in which case it may become difficult to determine the market value of the notes.

Further, indices like the underliers have been, and continue to be, the subject of regulatory guidance and proposal for reform. including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation”), such as the failure of a benchmark (the underliers) or the administrator (its underlier sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use.

If events such as these occur, or if the closing levels of the underliers or final underlier levels, as the case may be, are not available because of a market disruption event, non-trading day or for any other reason, and no successor underlier is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the closing level of any underlier or final underlier level, as the case may be — and thus any amount payable upon an automatic call or at maturity —in a manner it considers appropriate as described further in the accompanying product supplement under “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation”. Any such change or event could adversely affect the market value of, and return on, the Notes.

UBS Cannot Control Actions By the Underlier Sponsors and the Underlier Sponsors Have No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with the underlier sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underliers. The underlier sponsors are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of, and any amount payable upon an automatic call or at maturity on, your notes.

Estimated Value Considerations

The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value

The issue price you pay for the notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the underlier, the volatility of the underlier, the correlation of the underliers, any expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date is less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underliers — Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only upon an automatic call or at the maturity of the notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to an automatic call or maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information – Key Terms – “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the levels of the underliers; the volatility of the underliers; the correlation of the underliers; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. This is because the amount payable upon an automatic call will be based on the closing level of each underlier on a call observation date and is subject to the call premium amount and the cash settlement amount at maturity will be based on the final underlier level of the least performing underlier and is subject to the maturity date premium amount. If the notes are not subject to an automatic call and the final underlier level of the least performing underlier is less than its trigger level, you will lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “Risk Factors — Risks Related to Liquidity and Secondary Market Issues — The market value of the notes may be influenced by unpredictable factors” in the accompanying product supplement.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underliers or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlier return of each underlier and the cash settlement amount, if any, based on the closing level of the least performing underlier on the determination date. The calculation agent can postpone the determination of any final underlier level if a market disruption event occurs and is continuing on the determination date. As UBS determines the economic terms of the notes, including the call premium amounts, maturity date premium amount, call threshold levels and trigger levels, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underliers to which the notes are linked.

Risks Relating to General Credit Characteristics

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS Experiences Financial Difficulties, FINMA Has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, Which Proceedings or Measures May Have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the notes, the price or value of their investment in the notes and/or the ability of UBS to satisfy its obligations under the notes and could lead to holders losing some or all of their investment in the notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings, judicial decisions or administrative determinations addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid derivative contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

General Risk Factors

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

THE UNDERLIERS

The S&P 500® Index

We have derived all information contained herein regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P”), and/or its affiliates.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Additional information regarding the underlier, including the sectors, sector weightings and top constituents, may be available on S&P’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. Information about the S&P 500® Index, including the methodology used to calculate the S&P 500® Index, is available at spglobal.com/spdji/en/indices/equity/sp-500. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.

Historical Closing Levels of the S&P 500® Index

The closing level of the S&P 500® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the S&P 500® Index shown below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the S&P 500® Index from January 1, 2014 through February 23, 2024, based on information reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The dotted line represents the trigger level, which is equal to 90.00% of 5,088.80, which was the closing level of the S&P 500® Index on February 23, 2024. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the EURO STOXX 50® Index found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the notes.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 8 Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 17 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization. Additional information regarding the EURO STOXX 50® Index, including the top constituents, sectors and country weightings, may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Closing Levels of the EURO STOXX 50® Index

The closing level of the EURO STOXX 50® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the EURO STOXX 50® Index shown below is not an indication that the EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the EURO STOXX 50® Index from January 1, 2014 through February 23, 2024, based on information reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The dotted line represents the trigger level, which is equal to 90.00% of 4,872.57, which was the closing level of the EURO STOXX 50® Index on February 23, 2024. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying product supplement, the accompanying index supplement, or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document and any document incorporated herein by reference is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document and any document incorporated herein by reference is current only as of their respective dates.

TABLE OF CONTENTS

Pricing Supplement
Page
Summary Information	ii
Investor Suitability	1
Key Terms	3
Hypothetical Examples	8
Additional Risk Factors Specific to Your Notes	12
Validity of the Notes	21
The Underliers	22
Product Supplement dated May 31, 2022
Product Supplement Summary	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-17
Risk Factors	PS-32
General Terms of the Notes	PS-45
Use of Proceeds and Hedging	PS-62
Material U.S. Federal Income Tax Consequences	PS-63
ERISA Considerations	PS-70
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77
Index Supplement dated May 27, 2022
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35
Prospectus dated May 27, 2022
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$5,500,000

UBS AG

Autocallable Index-Linked Medium-Term Notes

Linked to the Least Performing of the S&P 500® Index and the EURO STOXX 50® Index due February 25, 2027

UBS Securities LLC